Form 12b-25

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  FORM 12b-25        Commission File No. 2-17411
                                                                         -------

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[X] Form 10-K and 10-KSB [ ]Form 20-F  [ ] Form 11-K
[ ] Form 10-Q and 10-QSB [ ] Form N-SAR

For Period Ended: September 30, 1999

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended:

===============================================================================
     NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
================================================================================

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------

PART I - REGISTRANT INFORMATION

--------------------------------------------------------------------------------


Full name of Registrant                          BOONTON ELECTRONICS CORPORATION
                                                 -------------------------------

Former name if applicable                               N/A
                                                 -------------------------------

Address of principal executive office              25 Eastmans Road,
(street and number)                                P.O. Box 465
                                                 -------------------------------

City, State and Zip Code                           Parsippany, NJ  07054-0465
                                                 -------------------------------

--------------------------------------------------------------------------------

PART II - RULES 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     |  (a) The reasons described in reasonable detail in Part III of this form
     |      could not be eliminated without unreasonable effort or expense.
     |
     | (b) The subject annual report, semi-annual report, transition report on | Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be | filed on or before the fifteenth calendar day following the | prescribed due date; or the subject quarterly report or transition
[X]  |      report on Form 10-Q,  or portion  thereof will be filed on or before
     |      the fifteenth calendar day following the prescribed due date; and
     |
     |  (c) The  accountant's  statement  or  other  exhibit  required  by  Rule
     |      12b-25(c) has been attached if applicable.
     |
     |

PART III - NARRATIVE

     State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period. (Attach Extra Sheets if Needed)

     Delay in filing the registrant's report on Form 10-KSB is due to the need for additional time to complete the auditor's field examination.

PART IV - OTHER INFORMATION

--------------------------------------------------------------------------------

          (1) Name and telephone number of person to contact in regard to this notification


        Yves Guyomar                                973-386-9696
        ------------                             ------------------
           (Name)                                (Telephone Number)

      (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).

                                                                 [X] Yes [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                 [ ] Yes [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



Date   December 29, 1999                        By /s/ Yves Guyomar
                                                   ----------------


          ------------------------------------------------------------

                                    ATTENTION

         Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).


          ------------------------------------------------------------